Exhibit (a)(5)(N)

A registration statement relating to the securities proposed to be issued in the Offer (as defined below) has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. Such securities may not be sold nor may offers to buy such securities be accepted prior to the time the registration statement becomes effective.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Ruckus common stock, nor is it an offer to buy or a solicitation of an offer to sell shares of Brocade common stock, and the statements herein are subject in their entirety to the terms and conditions of the Offer. The Offer is made solely by the prospectus/offer to exchange and the related letter of transmittal, and any amendments or supplements thereto, and is being made to all holders of shares of Ruckus common stock. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Ruckus common stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

Notice of Offer by

Stallion Merger Sub Inc.,

a wholly owned subsidiary of

Brocade Communications Systems, Inc.,

to exchange each outstanding share of common stock of

Ruckus Wireless, Inc.

for

$6.45 in cash

and

0.75 shares of common stock of Brocade Communications Systems, Inc.

(subject to the terms and conditions described in the prospectus/offer to exchange dated April 29, 2016 (as it may be amended or supplemented, the “prospectus/offer to exchange”) and the related letter of transmittal)

Brocade Communications Systems, Inc. (“Brocade”), through its direct wholly owned subsidiary Stallion Merger Sub Inc. (the “Offeror”), is offering, upon the terms and subject to the conditions set forth in the prospectus/offer to exchange and in the related letter of transmittal, to exchange for each issued and outstanding share of common stock of Ruckus Wireless, Inc. (“Ruckus”), par value $ 0.001 per share (“Ruckus common stock”), that is validly tendered and not validly withdrawn in the offer:

•	$6.45 in cash; and

•	0.75 of a share of Brocade common stock, par value $0.001 per share (“Brocade common stock”), together with cash in lieu of any fractional shares of Brocade common stock;

in each case, without interest and less any applicable withholding taxes (such consideration, the “offer consideration,” and such offer, the “Offer”).

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF MAY 26, 2016, UNLESS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 3, 2016 (as it may be amended from time to time, the “Merger Agreement”), by and among Brocade, the Offeror, and Ruckus. The Merger Agreement provides, among other things, that the Offeror will make the Offer and, subject to the satisfaction or waiver of certain conditions, the Offeror will accept for exchange, and promptly thereafter exchange, shares of Ruckus common stock validly tendered and not validly withdrawn in the Offer for the offer consideration. Following consummation of the Offer, subject to the terms and conditions set forth in the Merger Agreement, the Offeror will be merged with and into Ruckus (the “Merger”), with Ruckus continuing as the surviving corporation in the Merger as a direct wholly owned subsidiary of Brocade. If the Offer is completed, the Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and accordingly, no stockholder vote will be required to consummate the Merger. At the effective time of the Merger, each share of Ruckus common stock issued and outstanding immediately prior to the effective time of the merger (except for shares of Ruckus common stock with respect to which appraisal rights under the DGCL have been properly exercised and shares of Ruckus common stock that are owned, directly or indirectly, by Brocade, Ruckus (including shares held as treasury stock or otherwise) or the Offeror) will be automatically converted into the right to receive the offer consideration. As a result of the Merger, Ruckus will cease to be a publicly traded company and will become part of Brocade. The Merger Agreement is more fully described in the prospectus/offer to exchange.

The offer and withdrawal rights will expire at 12:00 midnight, Eastern time, at the end of May 26, 2016 (the “Expiration Date,” unless the Offeror has extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire). No subsequent offering period will be made available in connection with the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition (as described below) and the Regulatory Approvals Condition (as described below).

The “Minimum Tender Condition” requires that the number of shares of Ruckus common stock that have been validly tendered and not validly withdrawn in the Offer in accordance with the terms of the Offer prior to the Expiration Date, together with any shares of Ruckus common stock then owned by Brocade, the Offeror and Brocade’s other subsidiaries, represents at least a majority of the then-outstanding shares of Ruckus common stock.

The “Regulatory Approvals Condition” requires that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the transactions contemplated by the Merger Agreement has expired or been terminated and the clearances, approvals and consents required to be obtained under the competition laws of Germany must have been obtained.

The Offer is also subject to other conditions, as set forth in the Merger Agreement and described in the prospectus/offer to exchange (together with the conditions described above, the “Offer Conditions”).

The board of directors of Ruckus has unanimously (i) determined that the terms of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Ruckus and its stockholders, (ii) determined that it is in the best interests of Ruckus and its stockholders to enter into, and declared advisable, the Merger Agreement, (iii) approved the execution and delivery by Ruckus of the Merger Agreement, the performance by Ruckus of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms, and subject to the conditions, contained therein, and (iv) recommended that Ruckus stockholders accept the Offer and tender their shares of Ruckus common stock to the Offeror pursuant to the Offer.

Under certain circumstances, as set forth in the Merger Agreement and summarized in the prospectus/offer to exchange, the Offeror may be required to extend the Offer and the previously scheduled expiration date. The Offeror will effect any extension, termination, amendment or delay of the Offer by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of any extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, shares of Ruckus common stock previously validly tendered and not validly withdrawn in the Offer will remain subject to the Offer, subject to the right of each Ruckus stockholder to withdraw previously tendered Ruckus shares.

Subject to the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the terms and conditions of the Merger Agreement, the Offeror also reserves the right to waive or modify any Offer Condition and to make any change in the terms of, or conditions to, the Offer; provided, however, that the prior written consent of Ruckus in its sole discretion is required to waive certain Offer Conditions.

Neither the SEC nor any state securities commission has approved or disapproved of the shares of Brocade common stock to be issued as consideration in the Offer or passed on upon the adequacy or accuracy of the prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

Upon the terms of the Offer and subject to the satisfaction or waiver of the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date, the Offeror will accept for exchange, and will thereafter promptly exchange, shares of Ruckus common stock validly tendered and not validly withdrawn in the Offer prior to the Expiration Date for the offer consideration. In all cases, a Ruckus stockholder will receive consideration for tendered Ruckus shares only after timely receipt by the exchange agent of certificates for those shares, if any, confirmation by the depositary of a security position listing for those shares in the direct registration system, or a confirmation of a book-entry transfer of those shares into the exchange agent’s account at The Depository Trust Company (“DTC”), and a properly completed and duly executed letter of transmittal or an agent’s message, as applicable, and any other required documents.

For purposes of the Offer, the Offeror will be deemed to have accepted for exchange shares validly tendered and not validly withdrawn in the Offer if and when it notifies the exchange agent of its acceptance of those shares pursuant to the Offer. The exchange agent will deliver to the applicable Ruckus stockholders any cash and shares of Brocade common stock issuable in exchange for shares validly tendered and accepted pursuant to the Offer promptly after receipt of such notice. The exchange agent will act as the agent for tendering Ruckus stockholders for the purpose of receiving cash and shares of Brocade common stock from the Offeror and transmitting such cash and shares to the tendering Ruckus stockholders. Ruckus stockholders will not receive any interest on any cash that the Offeror pays in the Offer, even if there is a delay in making the exchange.

Ruckus stockholders may withdraw shares of Ruckus common stock tendered in the Offer at any time prior to the Expiration Date and, if the Offeror has not agreed to accept the shares for exchange on or prior to June 27, 2016, Ruckus stockholders may thereafter withdraw their shares from tender at any time after such date until the Offeror accepts such shares for exchange.

For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the Ruckus stockholder at one of the addresses set forth in the prospectus/offer to exchange, prior to the Expiration Date. The notice must include the Ruckus stockholder’s name, address, social security number (or tax identification number in the case of entities), the certificate number(s), if any, the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the Offer or the procedures of DTC, if applicable.

The Offeror is not providing for guaranteed delivery procedures and therefore Ruckus stockholders must allow sufficient time for the necessary tender procedures to be completed prior to the Expiration Date. If Ruckus stockholders hold shares through a DTC participant, such stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the Expiration Date. Ruckus stockholders must tender their Ruckus shares in accordance with the procedures set forth in the prospectus/offer to exchange and the related letter of transmittal.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the prospectus/offer to exchange and is incorporated herein by reference.

The Offeror has requested Ruckus’ stockholder list and security position listings from Ruckus for the purpose of disseminating the prospectus/offer to exchange, the related letter of transmittal and other related materials to Ruckus stockholders. The prospectus/offer to exchange and related letter of transmittal will be mailed to record holders of shares of Ruckus common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of Ruckus common stock.

In accordance with United States generally accepted accounting principles, Brocade will account for the acquisition of shares through the Offer and the Merger under the acquisition method of accounting business combinations.

The exchange of Ruckus shares for cash and Brocade common stock pursuant to the Offer or the Merger will be a taxable transaction to U.S. holders of Ruckus common stock for U.S. federal income tax purposes. Each Ruckus stockholder should read the discussion under “Material U.S. Federal Income Tax Consequences” in the prospectus/offer to exchange and should consult its own tax advisor as to the particular tax consequences of the Offer and the Merger to such stockholder, including the applicability and effect of any U.S. federal, state, local or non-U.S. tax laws.

The rights of Brocade stockholders are different in some respects from the rights of Ruckus stockholders. Ruckus stockholders should read the discussion under “Comparison of Stockholders’ Rights” in the prospectus/offer to exchange for more information on how the rights of Ruckus and Brocade stockholders differ.

The prospectus/offer to exchange and the related letter of transmittal contain important information. Holders of shares of Ruckus common stock should carefully read those documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the information agent at its address and telephone number set forth below. Requests for copies of the prospectus/offer to exchange, the letter of transmittal and other exchange offer materials may be directed to the information agent. Such copies will be furnished promptly at the Offeror’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Brocade will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither Brocade nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

All Others Call Toll Free: (866) 620-2535

Email: Ruckus@dfking.com

April 29, 2016